Prospectus Supplement No. 2                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated November 2, 1999)         Registration No. 333-89345


                              Prospectus Supplement
                             Dated December 2, 1999


This prospectus relates to the resale by the holder of our:

o        $300,000,000 principal amount of 6.25% convertible notes due 2009,

o $425,500,000 principal amount at maturity of 2.25% convertible notes due 2009, and

o the shares of Class A common stock issuable upon conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 2, 1999, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" on page 42 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                               Principal      Percentage      Number of Shares
                                               Amount at       of 6.25%          of Class A                    Percentage of
                                              Maturity of        Notes          Common Stock      Number of    Class A Common
                                              6.25% Notes     Outstanding      Issuable Upon      Shares of         Stock
                                              Beneficially       as of       Conversion of the     Class A     Outstanding as
                                               Owned That     December 1,     6.25% Notes That     Common      of December 1,
       Selling Securityholders                May Be Sold        1999            May Be Sold     Stock Owned       1999**
       -----------------------                -----------     ----------     -----------------   -----------   --------------
Allstate Insurance Company                     $ 3,750,000       1.41             153,688              --            *
Associated Electric & Gas Insurance Services   $ 1,000,000        *                40,983              --            *
Limited
BNP Arbitrage SNC                              $ 4,500,000       1.69             184,426              --            *
Continental Assurance Company                  $ 5,600,000       2.10             229,508              --            *
Global Bermuda Limited Partnership             $ 1,000,000        *                40,983              --            *
Lakeshore International, Ltd                   $ 2,000,000        *                81,967              --            *
Putnam Convertible Income-Growth Trust         $ 3,000,000       1.12             122,950              --            *
Tribeca Investments LLC                        $ 6,500,000       2.44             266,393              --            *
                                               ===========      =====           =========          ========       ======
TOTAL                                          $27,350,000      10.25           1,120,898               0            *

                                               Principal      Percentage      Number of Shares
                                               Amount at       of 2.25%          of Class A                    Percentage of
                                              Maturity of        Notes          Common Stock      Number of    Class A Common
                                              2.25% Notes     Outstanding      Issuable Upon      Shares of         Stock
                                              Beneficially       as of       Conversion of the     Class A     Outstanding as
                                               Owned That     December 1,     2.25% Notes That     Common      of December 1,
       Selling Securityholders                May Be Sold        1999            May Be Sold     Stock Owned       1999**
       -----------------------                -----------     ----------     -----------------   -----------   --------------
J.P. Morgan Securities Inc.                    $ 5,000,000       1.38             208,333              --            *
The TCW Group, Inc.                            $67,015,000      18.48           2,792,291              --          1.90
                                               ===========      =====           =========          ========       ======
TOTAL                                          $72,015,000      19.86           3,000,624              0           2.03

*   Less than 1%.

** Includes shares issuable upon conversion of the notes and shares beneficially owned as of December 2, 1999.